Exhibit 99.1

RxSight, Inc. Reports Third Quarter 2022 Financial Results

Aliso Viejo, Calif. (NASDAQ: RXST) – November 7, 2022 – RxSight, Inc., an ophthalmic medical device company dedicated to improving the vision of patients following cataract surgery, today reported financial results for the three and nine months ended September 30, 2022.

Key Quarterly Highlights:

•
Delivered third quarter 2022 revenue of $12.6 million, an increase of 118% compared to the third quarter of 2021, reflecting:
•
The sale of 49 Light Delivery Devices (LDD™s), representing a 58% unit increase from the third quarter of 2021, expanding the installed base to 343 LDDs at the end of the quarter, a 113% increase compared to the 161-unit LDD installed base at the end of the third quarter of 2021.
•
The sale of 6,595 Light Adjustable Lenses (LAL®s), representing a 234% increase in procedure volumes when compared to the third quarter of 2021.
•
Increased full-year 2022 revenue guidance to a range of $47.0 million to $48.0 million, which implies a growth rate of 108% to 112% when compared to 2021.

“RxSight delivered record performance again this quarter, reflecting the momentum that continues to build behind our unique premium cataract system,” said Dr. Ron Kurtz, Chief Executive Officer and President of RxSight. “Our LAL is the industry’s most precise technology, capable of achieving superior visual outcomes that are fully customized to each patient’s individual needs and preferences. These potent competitive advantages form the cornerstone of our strategy to build a durable, proprietary platform that serves the exacting needs of both doctors and patients, thereby creating long-term value for shareholders.”

Third Quarter Financial Results

In the third quarter of 2022, total revenue was $12.6 million, an increase of 118% compared to the third quarter of 2021. Revenue growth was driven by a 55% increase in LDD revenue and a 236% increase in LAL revenue, as compared to the third quarter of 2021.

Gross profit for the third quarter of 2022 was $5.4 million or 42.5% of revenue, an increase of $4.0 million or 299% compared to gross profit of $1.3 million or 23.2% of revenue for the third quarter of 2021.

Total operating expenses for the third quarter of 2022 were $21.3 million, a 47.5% increase from $14.5 million in the third quarter of 2021. The rise in operating expenses was primarily due to a higher sales and marketing headcount to support the company’s growth plans.

In the third quarter of 2022, the company reported a net loss of $(16.8) million, or $(0.61) per basic and diluted share, compared to net loss of $(12.7) million, or $(0.68) per share on a basic and diluted basis in the third quarter of 2021.

The adjusted net loss in the third quarter of 2022 was $(13.9) million, or $(0.50) per basic and diluted share, compared to an adjusted net loss of $(12.2) million, or $(0.65) per basic and diluted share in the third quarter of 2021.

Cash, cash equivalents and short-term investments as of September 30, 2022, were $112.8 million and long-term debt was $40.0 million.

Financial Outlook

Based on its third quarter 2022 performance, RxSight has revised its 2022 full-year revenue guidance to a range of $47.0 million to $48.0 million, compared to prior guidance of $44.0 million to $46.0 million. The revised guidance range implies an annual growth rate versus 2021 of 108% to 112%. The company has increased its 2022 gross margin guidance range to 41% to 43% of revenue, up from the previous range of 37% to 38% of revenue. The Company has revised its operating expense guidance to $86.0 million to $87.0 million from $88.0 million to $90.0 million.

Conference Call

On Monday, November 7, 2022, at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time, the company will host a conference call to discuss its third quarter 2022 financial results. Participants may register for the call here and listen through a live and archived webcast of the event available for one year at https://investors.rxsight.com/. While not required, it is recommended participants join ten minutes prior to the event start time to ensure the necessary audio applications are downloaded and installed. Instructions are provided (including a dial-in option).

About RxSight, Inc.

RxSight, Inc. is a commercial-stage medical technology company dedicated to improving the vision of patients following cataract surgery. The RxSight® Light Adjustable Lens system, comprised of the RxSight Light Adjustable Lens® (LAL), RxSight Light Delivery Device (LDD) and accessories, is the first and only commercially available intraocular lens (IOL) technology that enables doctors to customize and optimize visual acuity for patients after cataract surgery. Additional information about RxSight can be found at www.rxsight.com.

Forward-Looking Statements

This press release contains forward-looking statements, including, without limitation, statements regarding: the Company’s full-year 2022 financial outlook; anticipated sales growth for the Company’s premium cataract system; and expectations regarding the Company’s ability to create long-term value for shareholders. Such statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed, implied or inferred by these forward-looking statements, including, without limitation, those risks, uncertainties and other factors described in the Company’s filings with the Securities and Exchange Commission (SEC), including in Part II, Item 1A (Risk Factors) of the Company’s Quarterly Report on Form 10-Q filed on or about the date hereof with the SEC. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” or “continue” or the negative of such terms and other same terminology. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. We undertake no obligation to update any of the forward-looking statements after the date of this press release to conform those statements to reflect the occurrence of unanticipated events, except as required by applicable law.

Company Contact:

Shelley B. Thunen

Chief Financial Officer

sthunen@rxsight.com

Investor Relations Contact:

IR@rxsight.com

RxSIGHT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS (UNAUDITED)

(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Sales	$12,615	$5,786	$32,917	$14,167
Cost of sales	7,259	4,445	19,011	12,519
Gross profit	5,356	1,341	13,906	1,648
Operating expenses:
Selling, general and administrative	14,926	9,076	42,934	21,189
Research and development	6,388	5,377	19,300	18,583
Total operating expenses	21,314	14,453	62,234	39,772
Loss from operations	(15,958)	(13,112)	(48,328)	(38,124)
Other income (expense), net:
Change in fair value of warrants	—	1,503	—	2,717
Expiration of warrant	—	—	—	5,018
Interest expense	(1,299)	(1,079)	(3,495)	(2,603)
Interest and other income	439	11	681	44
Loss before income taxes	(16,818)	(12,677)	(51,142)	(32,948)
Income tax (benefit) expense	—	(4)	4	6
Net loss	$(16,818)	$(12,673)	$(51,146)	$(32,954)

Other comprehensive loss
Unrealized gain (loss) on short-term investments	55	(5)	(95)	(2)
Foreign currency translation loss	(10)	(3)	(23)	(6)
Total other comprehensive income (loss)	45	(8)	(118)	(8)
Comprehensive loss	$(16,773)	$(12,681)	$(51,264)	$(32,962)
Net loss per share:
Attributable to common stock, basic & diluted	$(0.61)	$(0.68)	$(1.86)	$(3.66)
Weighted-average shares used in computing net loss per share:
Attributable to common stock, basic & diluted	27,665,842	18,732,459	27,551,333	8,998,895

RxSIGHT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except share and per share amounts)

	September 30,	December 31,
	2022	2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,912	$24,361
Short-term investments	103,923	134,971
Accounts receivable	9,020	4,862
Inventories	15,336	8,032
Prepaid and other current assets	1,971	4,069
Total current assets	139,162	176,295
Property and equipment, net	10,620	11,217
Operating leases right-of-use assets	4,331	4,284
Restricted cash	811	811
Other assets	782	114
Total assets	$155,706	$192,721
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$4,172	$1,689
Accrued expenses and other current liabilities	10,248	7,859
Lease liabilities	1,948	1,529
Total current liabilities	16,368	11,077
Long-term lease liabilities	3,354	3,642
Term loan, net	40,025	39,760
Total liabilities	59,747	54,479
Commitments and contingencies
Stockholders' equity:
Common stock, $0.001 par value, 900,000,000 shares authorized, 27,719,132 shares issued and outstanding as of September 30, 2022 and 27,366,746 shares issued and outstanding as of December 31, 2021	28	27
Preferred stock, $0.001 par value, 100,000,000 shares authorized, no shares issued and outstanding	—	—
Additional paid-in capital	626,491	617,511
Accumulated other comprehensive loss	(138)	(20)
Accumulated deficit	(530,422)	(479,276)
Total stockholders' equity	95,959	138,242
Total liabilities and stockholders' equity	$155,706	$192,721

Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented under generally accepted accounting principles in the United States (“GAAP”), we believe certain non-GAAP measures, including adjusted net loss, and adjusted net loss per share, basic and diluted, provide useful information to investors and are useful in evaluating our operating performance. For example, we exclude stock-based compensation expense and change in fair value of warrants because these are non-cash in nature and excluding these items provides meaningful supplemental information regarding our operational performance and allows investors the ability to make more meaningful comparisons between our operating results and those of other companies.

We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance. A reconciliation is provided below for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures, and not to rely on any single financial measure to evaluate our business.

Adjusted Net Loss and Adjusted Net Loss Per Share

Adjusted net loss is a non-GAAP financial measure that we define as net loss adjusted for (i) stock-based compensation and (ii) change in fair value of warrants. We believe adjusted net loss provides investors with useful information on period-to-period performance as evaluated by management and comparison with our past financial performance and is useful in evaluating our operating performance compared to that of other companies in our industry, as this metric generally eliminates the effects of certain items that may vary from company to company for reasons unrelated to overall operating performance.

Reconciliations of net loss to adjusted net loss and the presentation of adjusted net loss per share, basic and diluted, are as follows:

RxSIGHT, INC.

GAAP To NON-GAAP RECONCILIATIONS (UNAUDITED)

(In thousands, except share and per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Common Stock
Numerator:
Net loss available to stockholders, basic and diluted	$(16,818)	$(12,673)	$(51,146)	$(32,954)
Add:
Stock-based compensation	2,882	2,013	8,435	4,658
Change in fair value of warrants	—	(1,503)	—	(2,717)
Adjusted net loss available to common stockholders, basic and diluted:	$(13,936)	$(12,163)	$(42,711)	$(31,013)

Denominator:
Weighted-average shares outstanding, basic and diluted	27,665,842	18,732,459	27,551,333	8,998,895
Adjusted net loss per share, basic and diluted	$(0.50)	$(0.65)	$(1.55)	$(3.45)